Exhibit 99.1

Cadrenal Therapeutics Reports Second Quarter 2025 Financial

Results and Provides Corporate Update

Announces strategic clinical trial plans for tecarfarin in patients with End-Stage Kidney Disease (ESKD) transitioning to dialysis

Tecarfarin can potentially address critical treatment gaps in patients with ESKD

Pivotal step forward in pursuit of ESKD + Atrial Fibrillation (AFib) registration trial

PONTE VEDRA, FL, August 11, 2025 – Cadrenal Therapeutics, Inc. (Nasdaq: CVKD), a biopharmaceutical company focused on developing transformative therapeutics that specifically address limitations of current anticoagulation therapy, today reported its financial results for the second quarter ended June 30, 2025, and provided an update on the strategic focus of the company and clinical development of tecarfarin.

“We continue to advance our goal of developing transformative therapeutics to address the gaps in current anticoagulation therapy for patients with complex needs,” said Quang X. Pham, Chairman & CEO. “This commitment is reflected in our strategic plan to initiate a clinical trial for tecarfarin in end-stage kidney disease (ESKD) for patients transitioning to dialysis. There is a critical need for safe, effective anticoagulants for use in ESKD patients, and tecarfarin’s orphan drug and fast-track designations in ESKD patients with atrial fibrillation (AFib) underscore this need. We are very excited to advance this program.”

“Strong operational execution is fundamental to advancing tecarfarin into late-stage trials,” continued Pham. “By successfully completing the technical transfer of tecarfarin to a U.S. site of a leading global CDMO and manufacturing tecarfarin drug product, we have achieved critical steps in CMC readiness to supply our planned clinical trial and execute our development strategy.”

Highlights from the Quarter Ended June 30, 2025, and Other Recent Events:

Clinical Trial Developments

In August 2025, Cadrenal announced plans to initiate a clinical trial for its late-stage drug candidate, tecarfarin, in patients with ESKD who are transitioning to dialysis, including those with and without atrial fibrillation (AFib). Site activation and screening for patient enrollment are planned to begin later this year.

The need is urgent for this population, as patients with severe kidney disease are at high risk for thrombotic cardiovascular events such as myocardial infarction and stroke, along with a much greater risk of AFib and venous thromboembolism compared to subjects with normal kidney function. When ESKD patients require dialysis, their transition period comes with even greater risk of myocardial infarction, stroke, and a substantial increase in mortality.

Cadrenal expects that this study will be a significant step forward in the continued development of tecarfarin in ESKD and other areas with real opportunities to improve patient outcomes with a potentially better anticoagulant.

Operational Milestones

●	CMC Readiness: Successfully completed the technical transfer and manufacturing of its tecarfarin drug substance in accordance with current good manufacturing practices (cGMP) at a U.S. site of a leading global CDMO. During the second quarter of 2025, the Company manufactured tecarfarin clinical drug product and continued to make important advancements in CMC operations to support regulatory and clinical trial readiness.

●	Market Opportunity Research: During the quarter, the Company performed market research in indications where gaps exist in current anticoagulation therapies. This research reinforced that tecarfarin is uniquely positioned to provide potential clinical benefits in certain populations, such as patients with high-need cardiovascular conditions or renal impairment, where anticoagulation safety and predictability are highly important and valued.

Participation in Key Investor, Medical, and Business Development Conferences

Cadrenal continued to be active during the quarter in conferences to build corporate visibility and underscore its commitment to advancing innovation in anticoagulation therapy. Key interactions included participation at the BIO International Convention in Boston, the Longwood Healthcare Leaders CEO conference in Miami, and the 18th National Conference on Anticoagulation Therapy in Washington, D.C.

Strategic Development Collaborations

Cadrenal continues to explore opportunities to expand the Company’s clinical pipeline and collaborate with potential development partners to advance the development of tecarfarin for patients with ESKD and AFib, LVADs, and for other indications requiring chronic anticoagulation.

Stock Index Benchmarks

Effective June 30, 2025, Cadrenal was added to multiple Russell indexes, including the Russell 3000E and Russell Microcap families. These indexes are widely tracked by institutional investors and index funds, potentially broadening the Company’s shareholder base.

Second Quarter 2025 Financial Highlights

Research and development expenses for the quarter ended June 30, 2025, were $1.1 million compared to $1.3 million for the same period in 2024. General and administrative expenses for the quarter ended June 30, 2025, were $2.7 million compared to $1.2 million for the same period in 2024. Cadrenal reported a net loss of $3.7 million for the quarter ending June 30, 2025, compared to $2.4 million for the same period in 2024.

On June 30, 2025, Cadrenal had cash and cash equivalents of $5.6 million, compared to $10.0 million as of December 31, 2024. The Company had approximately 2.0 million shares of common stock outstanding as of June 30, 2025.

About Cadrenal Therapeutics, Inc.

Cadrenal Therapeutics, Inc. is a biopharmaceutical company developing transformative therapeutics to address limitations of current anticoagulation therapy. Cadrenal’s lead investigational product is tecarfarin, a novel oral vitamin K antagonist anticoagulant that is designed to address unmet needs in anticoagulation therapy. Tecarfarin is a reversible anticoagulant (blood thinner) designed to prevent heart attacks, strokes, and deaths due to blood clots in patients requiring chronic anticoagulation. Although warfarin is widely used off-label for several indications, extensive clinical and real-world data have shown it can have significant, serious side effects. With tecarfarin, Cadrenal is advancing an innovative solution to address the unmet needs in anticoagulation therapy, aiming to reduce the clinical complexities of managing Vitamin K antagonists and where DOACs remain inadequate or unproven.

Tecarfarin received Orphan Drug Designation (ODD) and fast-track status for the prevention of systemic thromboembolism (blood clots) of cardiac origin in patients with end-stage kidney disease and atrial fibrillation (ESKD+AFib). The Company also received ODD for the prevention of thromboembolism and thrombosis in patients with implanted mechanical circulatory support devices, including Left Ventricular Assist Devices (LVADs).

Cadrenal is opportunistically pursuing business development initiatives with a longer-term focus on creating a pipeline of cardiovascular therapeutics. For more information, visit https://www.cadrenal.com/and connect with us on LinkedIn.

Safe Harbor Any statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements regarding initiation of clinical trial for tecarfarin in patients with ESKD transitioning to dialysis; tecarfarin potentially addressing critical treatment gaps in patients with ESKD; planned clinical trial bringing a pivotal step forward in pursuit of ESKD+AFib registration trial; the Company’s execution of its development strategy; site activation and screening for patient enrollment are planned to begin later this year; the development of tecarfarin in ESKD and other areas improving patient outcomes with a potentially better anticoagulant; the Company’s advancements in CMC operations supporting regulatory and clinical trial readiness; tecarfarin being uniquely positioned to provide potential clinical benefits in certain populations where anticoagulation safety and predictability are highly important and valued; the Company’s ability to expand its clinical pipeline and collaborate with potential development partners to advance the development of tecarfarin for patients with ESKD and AFib, LVADs, and for other indications requiring chronic anticoagulation; the Company’s ability to develop transformative therapeutics to address limitations of current anticoagulation therapy; and the Company’s advancement of an innovative solution to address the unmet needs in anticoagulation therapy, aiming to reduce the clinical complexities of managing Vitamin K antagonists and where DOACs remain inadequate or unproven. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the initiation of clinical trial for tecarfarin in patients with ESKD transitioning to dialysis; the Company’s execution of its development strategy; the development of tecarfarin in ESKD and other areas improving patient outcomes with a potentially better anticoagulant; the Company’s advancements in CMC operations supporting regulatory and clinical trial readiness; the Company’s ability to expand its clinical pipeline and collaborate with potential development partners; the Company’s ability to develop transformative therapeutics to address limitations of current anticoagulation therapy; and other assets and the other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s subsequent filings with the Securities and Exchange Commission, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

(Tables to Follow)

CADRENAL THERAPEUTICS, INC.

BALANCE SHEETS

	June 30, 2025 (unaudited)	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$5,570,730	$10,017,942
Interest receivable	19,039	38,153
Prepaid expenses and other current assets	358,357	42,257
Deferred offering costs	23,861	14,445
Total current assets	5,971,987	10,112,797
Property, plant and equipment, net	4,277	6,944
Other assets	2,167	3,792
Total assets	$5,978,431	$10,123,533
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$895,609	$1,502,468
Accrued liabilities	783,909	1,181,490
Total current liabilities	1,679,518	2,683,958
Total liabilities	1,679,518	2,683,958
Stockholders’ equity:
Preferred stock, $0.001 par value, 7,500,000 shares authorized, no shares issued and outstanding at June 30, 2025 and December 31, 2024	-	-
Common stock, $0.001 par value; 75,000,000 shares authorized, 2,007,113 shares issued and outstanding at June 30, 2025; 1,782,486 shares issued and outstanding at December 31, 2024	2,006	1,782
Additional paid-in capital	37,532,357	33,160,576
Accumulated deficit	(33,235,450)	(25,722,783)
Total stockholders’ equity	4,298,913	7,439,575
Total liabilities and stockholders’ equity	$5,978,431	$10,123,533

CADRENAL THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating expenses:
General and administrative expenses	$2,656,392	$1,212,437	$4,910,970	$2,338,430
Research and development expenses	1,077,498	1,253,711	2,745,379	1,882,736
Depreciation expense	401	470	5,918	1,067
Total operating expenses	3,734,291	2,466,618	7,662,267	4,222,233
Loss from operations	(3,734,291)	(2,466,618)	(7,662,267)	(4,222,233)
Other income
Interest and dividend income	67,004	73,636	149,600	165,963
Total other income	67,004	73,636	149,600	165,963
Net loss and comprehensive loss	$(3,667,287)	$(2,392,982)	$(7,512,667)	$(4,056,270)

Net loss per common share, basic and diluted (1)	$(1.87)	$(2.24)	$(3.95)	$(3.80)
Weighted average number of common shares used in computing net loss per common share, basic and diluted (1)	1,961,642	1,067,231	1,903,222	1,067,231

CONTACTS:

Corporate and Investor Relations

Paul Sagan
LaVoieHealthScience
(617) 865-0041
psagan@lavoiehealthscience.com

Media

Andrew Korda
LaVoieHealthScience
(617) 865-0043
akorda@lavoiehealthscience.com

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